Exhibit 99.1

Westaff Reports Fiscal 2004 First Quarter Results

WALNUT CREEK, CA, Friday, March 5, 2004 — Westaff, Inc. (NASDAQ: WSTF), a leading provider of temporary light industrial, clerical/administrative and call center staff, today reported financial results for its first fiscal quarter, which ended January 24, 2004.

Revenues for the first quarter of fiscal 2004 were $122.5 million, up $4.6 million or 3.9% from the first quarter of fiscal 2003.  International revenues increased by 31.4% while domestic revenues decreased 2.1%. Excluding the effect of exchange rate fluctuations, international revenues increased 9.1% reflecting continued success in growing these markets. The slight decline in domestic revenues reflects a reduction in government business beginning in the second quarter of fiscal 2003 which has not been fully replaced by new business as of the end of the current fiscal quarter.

“I am very pleased with the overall increase in revenues for the quarter,” commented Westaff President and CEO, Dwight S. Pedersen, “and I am optimistic about future sales growth, particularly in light of our strong, targeted marketing efforts in the improving domestic economy.  The first fiscal quarter is always a challenge for us due to holiday closures; however, I am encouraged that domestic sales for the first four weeks of the second fiscal quarter are up over 3% compared to the same period in the prior year. This is an encouraging early indication that we are moving ahead and our sales and marketing efforts are producing results. Our international operations are continuing to execute on their growth plans that began in the second and third quarters of fiscal 2003.”

Gross margin for the quarter was 16.9% compared with 17.3% for the first quarter of 2003. The lower gross margin reflects ongoing pricing pressures in the domestic staffing industry, as well as higher workers’ compensation costs and higher state unemployment insurance rates.

Westaff was successful throughout fiscal 2003 in reducing and controlling its operating costs and is committed to aggressively continuing these efforts. Selling and administrative expenses increased $0.2 million for the first quarter of fiscal 2004 compared to the fiscal 2003 quarter due to higher foreign exchange rates used to convert the local currency expenses into US dollars. As a percentage of revenues, selling and administrative expenses were down from 13.5% in the first quarter of fiscal 2003 to 13.1% in 2004.

The Company reported an operating loss from continuing operations of $0.4 million in the first quarter of 2004 compared with a loss of $0.2 million in 2003. The Company also reported a net loss of $0.9 million for the first quarter of 2004 compared with a net loss of $1.0 million in 2003.  The fiscal quarter of 2003 includes income from discontinued operations of $0.3 million and a loss from the cumulative effect of a change in accounting principle of $0.7 million.  As a result of the Company’s fiscal 2003 adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”, the Company recorded a charge for goodwill impairment. In accordance with the new standard, the fiscal 2003 first quarter results were restated to reflect the impairment as a cumulative effect of a change in accounting principle.

Westaff provides staffing services and employment opportunities for businesses in global markets.  Westaff annually employs approximately 150,000 people and services more than 14,000 client accounts from more than 265 offices located throughout the U.S., the United Kingdom, Australia, New Zealand, Norway and Denmark. For more information, please visit our Web site at www.westaff.com.

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, and is subject to the safe harbors created by law. Forward-looking statements contained herein include, but are not limited to, the statements of Mr. Pedersen regarding domestic and international sales, marketing programs and the prospects for fiscal 2004.  The forward-looking statements contained herein involve a number of assumptions, risks and uncertainties. Actual results of future events could differ materially from estimates.  Among the factors affecting future operating results are: the ability to raise additional capital and the ability to continue as a going concern, credit facilities and compliance with debt covenants, liquidity, possible adverse effects of fluctuations in the general economy, variability of employee-related costs including workers’ compensation liabilities, a highly competitive market, control by a significant shareholder, the volatility of the Company’s stock price, reliance on management information systems, risks related to customers, variability of operating results and the seasonality of the business cycle, reliance on executive management, risks related to international operations, risks related to franchise agent and licensed operations, uncertain ability to continue and manage growth, reliance on field management, employer liability risks and ability to attract and retain the services of qualified temporary personnel and regulatory mandates, including potential mandated health insurance.

Forward-looking statements are based on the beliefs and assumptions of the Company’s management and on currently available information.  The Company undertakes no responsibility to publicly update or revise any forward-looking statement.  Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K, Form 10-Q, Form 8-K and other filings.

ANALYSTS/INVESTORS CONTACT:	Dirk A. Sodestrom
Senior Vice President and
Chief Financial Officer
Telephone: 925/930-5300
e-mail: dsodestrom@westaff.com

PRESS CONTACT:	Linda Gaebler
Public Relations Director
925-930-5368, cell: 925-351-3147
e-mail: lgaebler@westaff.com

Financial table follows……..

Westaff, Inc.

Unaudited Financial Highlights

(In thousands, except per share data)

	Fiscal Quarter Ended
	January 24, 2004	January 25, 2003
Statements of Operations:

Revenues	$122,483	$117,834
Costs of services	101,837	97,463
Gross profit	20,646	20,371
Gross margin	16.9%	17.3%
Franchise agents’ share of gross profit	3,802	3,412
Selling and administrative expenses	16,091	15,888
Depreciation and amortization	1,103	1,281
Operating loss from continuing operations	(350)	(210)
Interest expense	473	465
Interest income	(20)	(52)
Loss from continuing operations before income taxes	(803)	(623)
Provision for income taxes	103	41
Loss from continuing operations before cumulative effect of change in accounting principle	(906)	(664)
Income from discontinued operations		316
Cumulative effect of change in accounting principle		(670)
Net loss	$(906)	$(1,018)

Basic and diluted earnings (loss) per share:
Continuing operations before cumulative effect of change in accouning principle	$(0.06)	$(0.04)
Discontinued operations	$—	$0.02
Cumulative effect of change in accounting principle	$—	$(0.04)
Net loss	$(0.06)	$(0.06)

Weighted average common shares outstanding - basic and diluted	16,015	15,972

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	January 24, 2004	November 1, 2003
Balance Sheet Highlights:

Current assets	$73,349	$84,433
Property and equipment, net	11,851	12,569
Goodwill, net	11,807	11,687
Other long-term assets	8,275	4,458
Total assets	$105,282	$113,147

Current liabilities	$55,529	$63,196
Long term liabilities	14,328	14,495
Total liabilities	69,857	77,691
Stockholders’ equity	35,425	35,456
Total liabilities and stockholders’ equity	$105,282	$113,147

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